As filed with the Securities and Exchange Commission on July 24, 2012

Registration No. 333-179141

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 6

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DEL FRISCO’S RESTAURANT GROUP, LLC

(to be converted into Del Frisco’s Restaurant Group, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	5812	20-8453116
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

930 S. Kimball Ave., Suite 100

Southlake, TX 76092

(817) 601-3421

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mark S. Mednansky

Chief Executive Officer

Del Frisco’s Restaurant Group, LLC

930 S. Kimball Ave., Suite 100

Southlake, TX 76092

(817) 601-3421

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Chapman Peter W. Wardle Gibson, Dunn & Crutcher LLP 2100 McKinney Ave., Suite 1100 Dallas, TX 75201 tel: (214) 698-3100 fax: (214) 571-2900	Colin J. Diamond White & Case LLP 1155 Avenue of the Americas New York, NY 10036 tel: (212) 819-8200 fax: (212) 354-8113

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	8,050,000	$16.00	$128,800,000	$14,761(3)

(1)	Includes 1,050,000 shares that the underwriters have the option to purchase. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee under Rule 457(a) of the Securities Act of 1933, as amended.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Del Frisco’s Restaurant Group, LLC, the registrant whose name appears on the cover of this registration statement, is a Delaware limited liability company. Immediately prior to the effectiveness of this registration statement, Del Frisco’s Restaurant Group, LLC will be converted into a Delaware corporation and renamed Del Frisco’s Restaurant Group, Inc. Shares of the common stock of Del Frisco’s Restaurant Group, Inc. are being offered by the prospectus.

This Amendment No. 6 to this registration statement is being filed solely to file the exhibits listed in the exhibit index hereto as being “filed herewith” and to update the table of expenses in Item 13.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee, the NASDAQ listing fee and the FINRA fee are estimated.

Type	Amount
SEC registration fee	$14,761
FINRA filing fee	14,820
NASDAQ listing fee	168,500
Legal fees and expenses	1,685,000	*
Accounting fees and expenses	925,000	*
Printing and engraving expenses	335,000	*
Transfer agent and registrar fees	3,500
Miscellaneous expenses	105,000	*

Total	$3,251,581	*

*	Estimated amounts.

Item 14.     Indemnification of Directors and Officers

Our current amended and restated limited liability company agreement provides that each member, the managing member, officer or a director, officer, member, manager, trustee, partner or stockholder of a member and other persons acting in good faith on behalf of our company is entitled to be indemnified, defended and held harmless by us to the full extent permitted by the Delaware Limited Liability Company Act for liabilities and expenses arising from proceedings that relate to the operations of the company or any subsidiary in which an indemnitee may be involved or is threatened to be involved as a party or otherwise unless it is established that the act or omission of the indemnitee was committed in bad faith or was the result of active and deliberate dishonesty, willful misconduct or gross negligence, the indemnitee actually received an improper personal benefit or the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Upon our conversion and reorganization, Del Frisco’s Restaurant Group, Inc. will be a corporation organized under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Section 145(d) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), or (2) by a majority vote of a designated committee of these directors (even though less than a quorum), or (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

We will be party to indemnification agreements with each of our officers and directors that will provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the underwriters against certain liabilities.

Item 15.     Recent Sales of Unregistered Securities

We have not issued any securities that were not registered under the Securities Act since July 24, 2009.

Item 16.     Exhibits and Financial Statement Schedules

(a)	Exhibit Index

See the Exhibit Index following the signature page.

(b)	Financial Statement Schedule

None. Financial statement schedules have been omitted because the information is included in our consolidated financial statements included elsewhere in this Registration Statement.

Item 17.     Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Southlake, State of Texas, on July 23, 2012.

Del Frisco’s Restaurant Group, LLC

By:	/s/ Thomas J. Pennison, Jr.
Name:	Thomas J. Pennison, Jr.
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Registration Statement in the capacities and on the date indicated.

* Mark S. Mednansky	Chief Executive Officer (Principal Executive Officer)	July 23, 2012

* Thomas J. Pennison, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2012

* Jennifer R. Lamprecht	Director	July 23, 2012

*By:	/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr. Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1	Form of Certificate of Incorporation of the Registrant to be in effect immediately prior to the effectiveness of this Registration Statement.

3.2**	Form of Bylaws of the Registrant to be in effect immediately prior to the effectiveness of this Registration Statement.

4.1	Form of Registration Rights Agreement between Del Frisco’s Restaurant Group, Inc. and LSF5 Wagon Holdings, LLC.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

10.1**	Credit and Guaranty Agreement, dated as of July 29, 2011, by and among Center Cut Hospitality, Inc., Del Frisco’s Restaurant Group, LLC, certain subsidiaries of Center Cut Hospitality, Inc., as guarantors, the lenders party thereto from time to time, and Goldman Sachs Bank USA, as administrative agent, collateral agent, and lead arranger.

10.2**	First Amendment to Credit and Guaranty Agreement, dated as of August 24, 2011, by and among Center Cut Hospitality, Inc., Del Frisco’s Restaurant Group, LLC, the other Credit Parties party thereto, Goldman Sachs Bank USA, as administrative agent, and the Lenders party thereto.

10.3**	Form of Indemnification Agreement for officers and directors.

10.4**#	Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan, effective as Amended and Restated December 1, 2007.

10.5**#	First Amendment to Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan, dated as of December 31, 2009.

10.6**#	Executive Employment Agreement, dated February 7, 2011, by and between Mark Mednansky and Center Cut Hospitality, Inc.

10.7**#	Letter Agreement, dated February 14, 2011, by and between Mark Mednansky and LSF5 Wagon Holdings, LLC.

10.8**#	Letter Agreement, dated October 21, 2011, by and between LSF5 Wagon Holdings, LLC, Del Frisco’s Restaurant Group, LLC and Mark S. Mednansky.

10.9**#	Executive Employment Agreement, dated October 17, 2011, by and between Thomas J. Pennison, Jr. and Center Cut Hospitality, Inc.

10.10**#	Letter Agreement, dated October 17, 2011, by and between Thomas J. Pennison, Jr. and LSF5 Wagon Holdings, LLC and Del Frisco’s Restaurant Group, LLC.

10.11**#	Non-Competition, Confidentiality, and Non-Solicitation Agreement, dated July 13, 1999, by and between Lone Star Steakhouse & Saloon, Inc. and Thomas G. Dritsas.

10.12**#	Amended and Restated Employment Agreement, dated June 10, 2010, by and between Sullivan’s of North Carolina, Inc. and Thomas G. Dritsas.

10.13**#	Employment Agreement, effective January 4, 2012, between Thomas G. Dritsas and Del Frisco’s Restaurant Group, LLC.

10.14**#	Non-Competition, Confidentiality, and Non-Solicitation Agreement, dated April 16, 2008, by and between Del Frisco’s Restaurant Group, LLC and William S. Martens.

Exhibit No.	Description

10.15**#	Subscription Agreement, dated April 30, 2007, by and between Mark S. Mednansky and LSF5 Wagon Holdings, LLC.

10.16**#	Subscription Agreement, dated April 30, 2007, by and between Jon W. Howie and LSF5 Wagon Holdings, LLC.

10.17**#	Executive Employment Agreement, dated February 7, 2011, by and between Jon W. Howie and Center Cut Hospitality, Inc.

10.18**#	Letter Agreement, dated February 7, 2011, by and between LSF5 Wagon Holdings, LLC, Del Frisco’s Restaurant Group, LLC and Jon W. Howie.

10.19**#	Letter Agreement, dated February 14, 2011, by and between Jon W. Howie and LSF5 Wagon Holdings, LLC.

10.20**#	Separation Agreement and Release, dated May 26, 2011, by and between Jon W. Howie and Center Cut Hospitality, Inc.

10.21**#	Equity Surrender and Release Agreement, dated May 26, 2011, by and between Jon W. Howie and LSF5 COI Holdings, LLC.

10.22**#	Offer Letter, dated May 11, 2010, by and between Edie A. Ames and Del Frisco’s Restaurant Group, LLC.

10.23**#	Executive Employment Agreement, dated February 7, 2011, by and between Edie A. Ames and Center Cut Hospitality, Inc.

10.24**#	Letter Agreement, dated February 7, 2011, by and between LSF5 Wagon Holdings, LLC, Del Frisco’s Restaurant Group, LLC and Edie A. Ames.

10.25#	Del Frisco’s Restaurant Group 2012 Long-Term Incentive Plan.

10.26**#	Employment Agreement, effective January 25, 2012, between William S. Martens, III and Center Cut Hospitality, Inc.

10.27**#	Employment Agreement, effective January 4, 2012, between Thomas G. Dritsas and Center Cut Hospitality, Inc.

10.28**	Asset Advisory Agreement, dated December 13, 2006, by and between Hudson Advisors, L.L.C. and Lone Star Steakhouse & Saloon, Inc.

10.29	Termination Agreement between Hudson Americas LLC, Center Cut Hospitality, Inc. and Lone Star Fund V (U.S.), L.P. dated as of July 23, 2012.

10.30	Transition Services Agreement between Del Frisco’s Restaurant Group, Inc., Hudson Advisors LLC and Hudson Americas LLC dated as of July 23, 2012.

21.1**	List of Subsidiaries of the Registrant.

23.1**	Consent of Ernst & Young LLP.

23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney.

99.1**	Consent to be named of Mark S. Mednansky.

99.2**	Consent to be named of Samuel D. Loughlin.

99.3**	Consent to be named of Norman J. Abdallah.

99.4**	Consent to be named of David B. Barr.

99.5**	Consent to be named of Jodi L. Cason.

99.6**	Consent to be named of Richard L. Davis.

Exhibit No.	Description

99.7**	Consent to be named of Melissa S. Hubbell.

99.8**	Consent to be named of John R. Kinzer.

*	To be filed by amendment.
**	Previously Filed.
#	Denotes management compensatory plan or arrangement.